Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.5 to the Registration Statement on Form F-1 of Haoxi Health Technology Limited and Subsidiaries of our report dated October 24, 2023 with respect to our audits of the consolidated financial statements of Haoxi Health Technology Limited and Subsidiaries as of June 30, 2023 and 2022, and for each of the years in the two-year period ended June 30, 2023, which appear in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

January 23, 2024